EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

             [LETTERHEAD OF KARLINS FULLER ARNOLD & KLODOSKY, P.C.]

We consent to the inclusion in this registration statement on Form S-1 of our report dated March 3, 1997, on our audits of the financial statements of United Wellhead Services, Inc., Flare King, Inc., and Hi-Tech Compressor Company, L.C., except for Note L on United Wellhead Services, Inc., Note J on Flare King, Inc. and Note H on Hi-Tech Compressor Company, L.C., as to whcih to the dates are April 11, 1997 and October 14, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ KARLINS FULLER ARNOLD & KLODOSKY, P.C.
KARLINS FULLER ARNOLD & KLODOSKY, P.C.

The Woodlands, Texas
October 21, 1997